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                                                                    Exhibit 23.1

     Independent Auditors' Report on Schedule and Consent

The Board of Directors
Wireless Facilities, Inc.:

The audits referred to in our report dated February 11, 2002 included the related financial statement schedule as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in the 2001 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in registration statements No. 333-85515 on Form S-1; No. 333-53014, No. 333-71618, and No. 333-74108 on Form
S-3; and No. 333-90455, No. 333-54818, and No. 333-71702 on Form S-8 of Wireless
Facilities, Inc. of our report dated February 11, 2002, relating to the consolidated balance sheets of Wireless Facilities, Inc. as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001 and the financial statement schedule, which report appears in the December 31, 2001 Annual Report on Form 10-K of Wireless Facilities, Inc.

                                                                        KPMG LLP

San Diego, California
March 19, 2002